Exhibit 23.13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2010 with respect to the 2009 consolidated financial statements of KW Residential LLC, included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Kennedy-Wilson Holdings, Inc., which is incorporated by reference in Amendment #1 to the Form S-3. We consent to the incorporation by reference in the Form S-3 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON TAIYO ASG LLC

Tokyo, Japan

November 13, 2012